Exhibit 1

                                 AMENDMENT NO. 1
                               TO RIGHTS AGREEMENT


            Amendment No. 1 to Rights Agreement, dated as of April 12, 2004 (the "Amendment"), between Group 1 Software, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Co. (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of August 12, 1999 (the "Rights Agreement");

            WHEREAS, the Company desires to enter into an agreement providing for the merger of the Company with a wholly-owned subsidiary of Pitney Bowes, Inc.;

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement);

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 5.4 thereof; and

            WHEREAS, the effectiveness of this Amendment is conditioned upon approval of the terms set forth herein by the Company's Board of Directors.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

            Section 1. Amendment to Definitions. Section 1.1 of the Rights Agreement is amended to add the following paragraph as the last paragraph thereof:

      "Notwithstanding the foregoing, neither Pitney Bowes Inc. ("Pitney Bowes") nor any of its Affiliates or Associates shall become an Acquiring Person, nor shall any Flip-In Date or Stock Acquisition Date occur or be deemed to occur, nor shall any holder of Rights be entitled to any rights or benefits pursuant to any provision of this Agreement, in each case as a result of the execution of the Agreement and Plan of Merger, dated as of April 12, 2004, among the Company, Merger Sub (as defined in the Merger Agreement) and Pitney Bowes (as the same may be amended from time to time, the "Merger Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

            Section 2. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


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            Section 3. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made to be performed entirely within such State.

            Section 5. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.











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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.



                                          GROUP 1 SOFTWARE, INC.



                                          By:  /s/ Edward Weiss
                                             -----------------------------------
                                              Name:  Edward Weiss
                                              Title: Secretary




                                          AMERICAN STOCK TRANSFER & TRUST CO.



                                          By:  /s/ Donna Ansbro
                                             -----------------------------------
                                              Name:  Donna Ansbro
                                              Title: Vice President